As filed with the Securities and Exchange Commission on March 30, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Under Armour, Inc.

(Exact name of Registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	52-1990078 (I.R.S. Employer Identification Number)

1020 Hull Street

Baltimore, Maryland 21230

(Address of Principal Executive Offices) (Zip Code)

Under Armour, Inc. Employee Stock Purchase Plan

Under Armour, Inc. Class C Employee Stock Purchase Plan

(Full Title of the Plan)

John P. Stanton

Senior Vice President, General Counsel and Secretary

Under Armour, Inc.

1020 Hull Street

Baltimore, Maryland 21230

(410) 454-6428

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Class C common stock, $0.0003 1/3 par value per share	2,000,000(1)	$40.87	$81,740,000	$8,231.22
Class C common stock, $0.0003 1/3 par value per share	14,000(3)	$40.87	$572,180	$57.62
Total	2,014,000		$82,312,180	$8,288.84

(1)	Represents shares that may be issued under the Under Armour, Inc. Class C Employee Stock Purchase Plan. Any additional shares of common stock of Under Armour, Inc. to be issued as a result of stock dividends, stock splits or similar transactions shall be covered by this Registration Statement as provided in Rule 416(a) under the Securities Act of 1933.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) on the basis of the average of the high and low sale prices of Class C common stock of Under Armour, Inc. in the “when issued” trading market as reported on the New York Stock Exchange on March 24, 2016.
(3)	Represents shares that may be issued pursuant to an adjustment under the Under Armour, Inc. Employee Stock Purchase Plan made in connection with the Class C Dividend (as described below under “Explanatory Note”). Any additional shares of common stock of Under Armour, Inc. to be issued as a result of stock dividends, stock splits or similar transactions shall be covered by this Registration Statement as provided in Rule 416(a) under the Securities Act of 1933.

EXPLANATORY NOTE

On March 16, 2016, the Board of Directors (the “Board”) of Under Armour, Inc. (the “Company”) declared a dividend of one share of Class C common stock (“Class C Stock”) for each share of the Company’s Class A common stock (“Class A Stock”) and Class B common stock outstanding on March 28, 2016, which is payable on April 7, 2016 (the “Class C Dividend”).

In connection with the Class C Dividend, the Board made an adjustment to the shares of Class A Stock to be purchased pursuant to the Under Armour, Inc. Employee Stock Purchase Plan (the “Class A ESPP”) on March 31, 2016, after the record date for determining stockholders entitled to receive the Class C Dividend, to provide that each share of Class A Stock purchased pursuant to the Class A ESPP on March 31, 2016 would also entitle the purchaser to receive one share of Class C Stock on the Class C Dividend payment date of April 7, 2016. The Company is filing this Registration Statement on Form S-8 to register the shares of Class C Stock issuable as a result of this equitable adjustment to the Class A ESPP.

The Company is also filing this Registration Statement on Form S-8 to register the shares of Class C Stock issuable under the Under Armour, Inc. Class C Employee Stock Purchase Plan (the “Class C ESPP”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to eligible participants, as specified by Rule 428(b) of the Securities Act of 1933, as amended (the “Securities Act”). Consistent with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus within the meaning of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents that Under Armour, Inc. (the “Company”) has previously filed with the Commission are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

(b)	The Company’s Current Reports on Form 8-K filed on January 22, 2016 and March 16, 2016; and

(c)	The description of the Company’s Class C Stock contained in its registration statement on Form 8-A as filed with the Commission on March 21, 2016.

All reports and other documents filed by the Company subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and documents.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies, supersedes or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters with respect to the securities will be passed upon for the Company by John P. Stanton, Senior Vice President, General Counsel & Secretary of the Company. As of March 30, 2016, Mr. Stanton owned or had the right to acquire, directly or indirectly, an aggregate of less than 0.1% of the Company’s Class A Stock and, immediately after completion of the Class C Dividend, is expected to own or have the right to acquire less than 0.1% of the Company’s Class C Stock. Mr. Stanton is eligible to participate in both the Class C ESPP and the Class A ESPP.

Item 6. Indemnification of Directors and Officers.

Under the Company’s by-laws and the Maryland General Corporation Law, the directors and officers of the Company may be entitled to indemnification in respect of threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative (“proceedings”), to which they are made a party by reason of their position as a director or officer of the Company. In the case of conduct in their official capacity with the Company, directors and officers will be entitled to indemnification unless the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty or the director or officer actually received an improper personal benefit in money, property or services. In the case of criminal proceedings the director or the officer also must have had no reasonable cause to believe that the conduct was unlawful.

If the director or officer is successful on the merits or otherwise in the defense of any proceeding, the director or officer will be entitled to indemnification against reasonable expenses incurred in connection with the proceedings regardless of whether the foregoing standards are met. In addition, a court of appropriate jurisdiction may order indemnification if it determines that the director or officer has met the foregoing standards, or if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

Any indemnification required or permitted by the Company’s by-laws and the Maryland General Corporation Law may be against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding. However, if the proceeding is by or in the right of the Company, indemnification may be made only against expenses and may not be made in respect of any proceeding in which the director or officer is adjudged to be liable to the Company.

Under the Company’s charter, the monetary liability of directors and officers to the Company or its stockholders is eliminated except for, and to the extent of, actual receipt of an improper benefit or profit in money, property or services, or in respect of a judgment or other final adjudication based on a finding of active and deliberate dishonesty material to the cause of action adjudicated in the proceeding.

The Company also maintains for the benefit of its directors and officers insurance covering certain liabilities asserted against or incurred by such persons in their capacity as, or as a result of their position as, director or officer of the Company. This insurance may afford protection for liabilities not subject to indemnification under the Company’s by-laws and the Maryland General Corporation Law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits listed below in the “Index to Exhibits” filed herewith and appearing immediately after the signature page to this Registration Statement are numbered in accordance with Item 601 of Regulation S-K, are part of this Registration Statement and are incorporated by reference in this Item 8.

Item 9. Undertakings.

(a)	The undersigned Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(l)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Company hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on this 30th day of March, 2016.

UNDER ARMOUR, INC.

By:	/s/ Kevin A. Plank
	Name:	Kevin A. Plank
	Title:	Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John P. Stanton and David E. Bergman his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kevin A. Plank	Chairman of the Board and Chief Executive Officer	March 30, 2016
Kevin A. Plank	(Principal Executive Officer)

/s/ Lawrence Molloy	Chief Financial Officer	March 30, 2016
Lawrence Molloy	(Principal Accounting and Financial Officer)

/s/ Byron K. Adams, Jr.	Director	March 30, 2016
Byron K. Adams, Jr.

/s/ George W. Bodenheimer	Director	March 30, 2016
George W. Bodenheimer

/s/ Douglas E. Coltharp	Director	March 30, 2016
Douglas E. Coltharp

/s/ Anthony W. Deering	Director	March 30, 2016
Anthony W. Deering

/s/ Karen W. Katz	Director	March 30, 2016
Karen W. Katz

/s/ A.B. Krongard	Director	March 30, 2016
A.B. Krongard

/s/ William R. McDermott	Director	March 30, 2016
William R. McDermott

/s/ Eric T. Olson	Director	March 30, 2016
Eric T. Olson

/s/ Harvey L. Sanders	Director	March 30, 2016
Harvey L. Sanders

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.01 to the Company’s Quarterly Report on Form 10-Q filed on August 4, 2015).

4.2	Form of Articles of Amendment (incorporated by reference to Appendix A to the Preliminary Proxy Statement filed by the Corporation on June 15, 2015).

4.3	Articles Supplementary setting forth the terms of Class C Common Stock, dated June 15, 2015 (incorporated by reference to Appendix F to the Company’s Definitive Proxy Statement filed on July 13, 2015).

4.4	Second Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 filed with the Company’s Current Report on Form 8-K filed on February 21, 2013).

4.5	Under Armour, Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-8 (File No. 333-130567) filed on December 21, 2005).

4.6	Under Armour, Inc. Class C Employee Stock Purchase Plan (incorporated by reference to Appendix D to the Company’s Definitive Proxy Statement filed on July 13, 2015).

4.7	Terms of Settlement of In re: Under Armour Shareholder Litigation, Case No, 24-C-15-00324 (incorporated by reference from Exhibit 4.2 the Company’s Registration Statement on Form 8-A filed on March 21, 2016).

5.1	Opinion of John P. Stanton, Senior Vice President, General Counsel and Secretary of Under Armour, Inc.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of John P. Stanton (set forth in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).